Exhibit 10.1
AMENDED AND RESTATED
SPECIAL RETENTION LTIP GRANT –
US Section 16 Officer

February 24, 2022
(Replaces and supersedes letter dated November 21, 2019)

[Name]
[Address]

Re:    Amended and Restated Grant of Phantom Units

Dear [Name]:

This letter replaces and supersedes the original grant letter dated November 21, 2019, pursuant to which you received an award of [•] Phantom Units under the Company’s 2013 Long-Term Incentive Plan (the “Plan”) and an equal number of distribution equivalent rights (“DERs”) representing the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this amended and restated grant are as set forth below.

1.Subject to the further provisions of this Agreement, your Phantom Units or applicable portion thereof shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) as follows:
a.Tranche A, which shall consist of 50% of the total number of Phantom Units covered by this grant letter, shall vest on the August 2026 Distribution Date; and
b.Tranche B, which shall consist of up to 50% of the total number of Phantom Units covered by this grant letter, shall vest pursuant to the terms and conditions described in Exhibit A attached hereto. With respect to Tranche B, the actual number of Phantom Units that vest may be lower than the percentage of target Phantom Units associated with such Tranche.

2.Subject to the further provisions of this Agreement, your DERs have vested or will vest (become payable in cash) as follows: (i) one-fifth of your DERs vested upon and effective with the August 2020 Distribution Date; (ii) one-fifth of your DERs vested upon and effective with the August 2021 Distribution Date; (iii) one-fifth of your DERs shall vest upon and effective with the August 2022 Distribution Date; and (iv) two-fifths of your DERs will begin accruing with the first quarter 2022 distribution paid on the May 2022 Distribution Date and will continue to accrue until the associated Phantom Units vest or are forfeited pursuant to the terms hereof. Once the final payout percentages and the final number of Phantom Units vesting for Tranche B have been determined, such accrued amounts shall be adjusted so that they equal the total amount that would have been accrued in respect of the DERs associated with such vested Phantom Units had the accrual been based on such number of vested Phantom Units commencing on the May 2022 Distribution Date. All accrued and unpaid DERs associated with the number of vested Tranche B Phantom Units as finally determined, if any, shall be paid on the August 2026 Distribution Date or as soon thereafter as is administratively practicable.
333 Clay Street, Suite 1600 (77002)     ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

[Name]
February 24, 2022

3.Except as set forth in paragraph 2(iv) above, your DERs shall not accrue payments prior to vesting.

4.The number of Phantom Units and DERs subject to this award shall be proportionately reduced or increased for any split or reverse split, respectively, of the Common Units, or any event or transaction having a similar effect.

5.Upon vesting of any Phantom Units, an equivalent number of DERs will expire. Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause, the following provisions shall apply: (i) if such termination occurs prior to the third anniversary of the date of the original grant letter, 40% of your unvested Phantom Units (assuming a TSR Payout Percentage (as defined in Exhibit A) of 100% with respect to Tranche B) shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) if such termination occurs on or after the third anniversary of the date of the original grant letter but prior to the fourth anniversary of the date of the original grant letter, 60% of your unvested Phantom Units (assuming a TSR Payout Percentage of 100% with respect to Tranche B) shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (iii) if such termination occurs on or after the fourth anniversary of the date of the original grant letter but prior to the fifth anniversary of the date of the original grant letter, 80% of your unvested Phantom Units (assuming a TSR Payout Percentage of 100% with respect to Tranche B) shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (iv) if such termination occurs on or after the fifth anniversary of the date of the original grant letter, 100% of your unvested Phantom Units (assuming a TSR Payout Percentage of 100% with respect to Tranche B) shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; and (v) any DERs associated with such unvested, nonforfeitable Phantom Units described in clauses (i)-(iv) immediately preceding shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above.

[Name]
February 24, 2022

7.In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), 100% of the unvested Phantom Units covered by paragraphs 1(a) and 1(b) above (assuming a TSR Payout Percentage of 100% with respect to Tranche B) shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date (and any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above). As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

8.In the event of a Change in Status, all of your then outstanding Phantom Units (assuming a TSR Payout Percentage of 100% with respect to Tranche B) and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); (iii) “Market Value” means the average of the closing sales prices for a Common Unit on Nasdaq for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership; and (iv) “Board” means the board of directors of PAGP GP (defined below).

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company, or (C) the termination of your employment by you as a result of your retirement on terms and timing that are approved by the Chief Executive Officer of the Company (“CEO”). A termination by you pursuant to (B) above shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:

[Name]
February 24, 2022

(i)any Person (other than Plains GP Holdings, L.P. (“PAGP”) and any affiliate of PAGP that is controlled by PAGP) becomes the beneficial owner, directly or indirectly (in one transaction or a series of related transactions and whether by merger or otherwise), of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”);
(ii)any Person (other than PAGP GP, PAGP or any affiliate of PAGP that is controlled by PAGP) acquires (in one transaction or a series of related transactions and whether by merger or otherwise) direct or indirect control of the general partner interest of PAGP;
(iii)PAGP ceases to retain direct or indirect control (in one transaction or a series of related transactions and whether by merger or otherwise) of the general partner of the Partnership; or
(iv)the consummation of a reorganization, merger or consolidation with, or any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to, one or more Persons (other than PAGP or any affiliates of PAGP that are controlled by PAGP).

As used in this definition, “Person” shall include any “partnership, limited partnership, syndicate or other group” constituting a “person” within the meaning of such terms pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. You also acknowledge and agree that (i) Tranche B of this award constitutes performance-based compensation as defined in the Clawback Policy adopted by PAGP GP on November 12, 2020 and (ii) Tranche B of this award, as well as any other performance-based compensation previously paid or awarded to you, is subject to recovery or cancellation pursuant to such Policy. Copies of the Plan, the Partnership Agreement and the Clawback Policy are available upon request.

[Name]
February 24, 2022

Please designate in the space provided below a beneficiary to receive benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the box below, the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. Please execute and return a copy of this grant letter to Richard McGee and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member
By:    PLAINS ALL AMERICAN GP LLC,
its general partner

By:    ______________________________
Name:    Willie Chiang
Title:    Chief Executive Officer

[Name]

Units:	[•]
Dated:

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐ Check this box only if designation does not apply to prior grants

Exhibit A
Tranche B Vesting Terms
(Total Shareholder Return)

1.General. Consistent with the Company’s pay for performance philosophy and in order to more closely align the interests of management with the interests of investors, a portion of your Phantom Units will vest based on PAA’s total shareholder return (“TSR”) compared to the TSR of a peer group as described below. TSR, which will be calculated using data from Bloomberg, is a primary long-term measure of PAA’s performance.
2.Vesting and Payout. As soon as administratively feasible following the close of the period beginning on January 1, 2022 and ending on June 30, 2026 (the “Performance Period”), the Compensation Committee shall determine and certify the TSR Payout Percentage (as defined below). The Compensation Committee shall make such determination based on a scaled payout range of between 0% and 100% as provided in the table below (the specific payout percentage is referred to as the “TSR Payout Percentage”) based on PAA’s TSR ranking at the end of the Performance Period compared to the TSR ranking of the various companies included in the PAA Peer Group described below. If PAA’s absolute TSR is within 50 basis points of the TSR of one or more peer group comparators (i.e., 50 basis points higher or lower), PAA and such comparator(s) shall be deemed to have the same rank and the TSR Payout Percentage shall be equal to the average of the TSR Payout Percentages associated with the relevant rankings as set forth in the table below. The number of Tranche B Phantom Units vesting will be determined by multiplying your target number of Tranche B Phantom Units by the TSR Payout Percentage as certified by the Compensation Committee. If the resulting amount includes a fraction, it will be rounded down to the nearest whole number.

PAA TSR Ranking vs. PAA Peer Group	TSR Payout Percentage
1	100.0%
2	100.0%
3	100.0%
4	100.0%
5	100.0%
6	100.0%
7	100.0%
8	100.0%
9	100.0%
10	87.5%
11	75.0%
12	62.5%
13	50.0%
14	37.5%
15	25.0%
16	12.5%
17	0%

Illustrative Examples (based on an assumed target number of Tranche B Phantom Units of 1,000):

PAA TSR Ranking vs. PAA Peer Group	TSR Payout Percentage / Number of Units Vesting
#1 through #9	100% / 1,000 units
#13	50% / 500 units
#17	0% / 0 units

A-1

3.PAA Peer Group (2022-2026 Performance Period):

Company Name	Ticker
Enterprise Products Partners LP	EPD
Kinder Morgan Inc.	KMI
The Williams Companies Inc.	WMB
MPLX LP	MPLX
Energy Transfer LP	ET
ONEOK Inc.	OKE
Magellan Midstream Partners LP	MMP
Phillips 66 Partners LP	PSXP
Targa Resources Corp.	TRGP
DCP Midstream LP	DCP
Western Midstream Partners LP	WES
Holly Energy Partners LP	HEP
NuStar Energy LP	NS
EnLink Midstream LLC	ENLC
Alerian Midstream Energy Index	AMNA
S&P 500 Index	SPX

In the event any member of the PAA Peer Group files for bankruptcy, liquidates or reorganizes under the United States Bankruptcy Code or other applicable bankruptcy law, such entity shall remain in the PAA Peer Group but shall be deemed to have a TSR of -100% for purposes of calculating the TSR Payout Percentage. If any member of the PAA Peer Group is acquired by an unrelated entity before the end of the Performance Period, such member shall be removed from the PAA Peer Group for purposes of calculating the TSR Payout Percentage. The Compensation Committee shall have discretionary authority to replace such member for purposes of calculating the TSR Payout Percentage. In all other cases involving merger, reorganization or other material change in ownership, legal structure or business operations of any member of the PAA Peer Group, including acquisition by a related entity before the end of the Performance Period, the Compensation Committee shall have authority to retain, remove or replace such member for purposes of calculating the TSR Payout Percentage. In connection with any change to the PAA Peer Group, the Compensation Committee shall also have authority to make related adjustments to the rankings and TSR Payout Percentages.

A-2